Exhibit 99.1

Investor Contact: The Ruth Group Tram Bui Tel: 646-536-7035 tbui@theruthgroup.com

Evoke Pharma Reports Second Quarter 2017 Results and Highlights

•	Collaborated with Spaulding Clinical Research LLC and today announced the initiation of the comparative exposure pharmacokinetic (PK) study
•	Partnered with Rho, Inc. for the preparation of the 505(b)(2) New Drug Application (NDA) for Gimoti™
•	NDA submission remains on track for late 2017/early 2018

SOLANA BEACH, CA, August 14, 2017 – Evoke Pharma, Inc. (NASDAQ: EVOK), a specialty pharmaceutical company focused on treatments for gastrointestinal (GI) diseases, today announced its financial results for the second quarter ended June 30, 2017.

Dave Gonyer, R.Ph., President and CEO, stated, “Throughout the first half of the year, we worked diligently toward initiation of our PK study to ensure that the design, which was reviewed by FDA at a Type A meeting in March, was appropriate to demonstrate comparative exposure to the listed drug, Reglan® Tablets. In the second quarter, we announced that we re-engaged Spaulding Clinical Research, LLC, the firm that completed our successful thorough ECG study, for the comparative exposure PK study. Today, we announced the initiation of the PK study marking another milestone in our development path for Gimoti and moving us closer to our planned 505(b)(2) NDA filing. In parallel with the PK study, we have continued preparation of the NDA for submission as quickly as possible following completion of the study. The NDA is being prepared in partnership with Rho, a well-established Contract Research Organization (CRO) that has worked on other successful gastrointestinal NDA submissions in the recent past, and we are leveraging their dedicated team to help prepare a successful NDA for Gimoti. We expect to complete the analysis of the trial data and announce results in the fourth quarter of 2017, followed by a potential NDA submission by the end of this year or in early 2018.”

Mr. Gonyer continued, “As we prepare for the remainder of the year, we believe that we have laid the necessary groundwork to successfully bring Gimoti to potential approval. We have a balance sheet which will allow us to complete the PK study and submit our NDA. Our three meetings with FDA over the past year have reaffirmed our path to submission for Gimoti, and we remain confident that we will be able to introduce a much-needed alternative treatment for patients suffering from diabetic gastroparesis.”

Second Quarter 2017 Financial Review

For the second quarter of 2017, net loss was approximately $1.6 million, or $(0.11) per basic share, compared to a net loss of approximately $3.0 million, or $(0.41) per share, for the three-month period ended

Exhibit 99.1

June 30, 2016.Research and development expenses totaled approximately $2.0 million for the three months ended June 30, 2017, compared to approximately $2.1 million for the three months ended June 30, 2016.

For the second quarter of 2017, general and administrative expenses were approximately $872,000 compared to approximately $803,000 for the second quarter of 2016.

Total operating expenses for the three months ended June 30, 2017 and 2016 were approximately $2.9 million.

The net loss for the second quarter of 2017 was partially offset by a gain of approximately $1.3 million due to the change in the fair value of warrant liability. The warrant liability is subject to remeasurement at each reporting period and we recognize any change in the fair value of the warrant liability in the statement of operations. We anticipate that the value of the warrants could fluctuate from quarter to quarter and that such fluctuation could have a material impact on our financial statements from quarter to quarter and year to year.

As of June 30, 2017, our cash and cash equivalents were approximately $12.6 million.

Conference Call and Webcast

Evoke will hold a conference call on Monday, August 14, 2017 at 4:30 pm ET to discuss the results. Participants should dial 1-877-407-0789 (United States) or 1-201-689-8562 (International) and mention Evoke Pharma. A live webcast of the conference call will also be available on the investor relations page of the Company's corporate website at www.evokepharma.com.

After the live webcast, the event will be archived on Evoke's website for one year. In addition, a telephonic replay of the call will be available until August 21, 2017. The replay can be accessed by dialing 1-844-512-2921 (United States) or 1-412-317-6671 (International) with confirmation code 13666527.

About Evoke Pharma, Inc.

Evoke is a specialty pharmaceutical company focused primarily on the development of drugs to treat GI disorders and diseases. The Company is developing Gimoti, a metoclopramide nasal spray for the relief of symptoms associated with acute and recurrent gastroparesis in women with diabetes mellitus. Diabetic gastroparesis is a disorder afflicting millions of sufferers worldwide, in which the stomach takes too long to empty its contents resulting in serious digestive system symptoms. Metoclopramide is the only product currently approved in the United States to treat gastroparesis, and is currently available only in oral and intravenous forms. Gimoti is a novel formulation of this drug, designed to provide systemic delivery of metoclopramide through nasal administration. Visit www.evokepharma.com for more information.

Safe Harbor Statement

Evoke cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. In some cases, you can identify forward-looking statements by terms such as "may," "will," "should," "expect," "plan," "anticipate," "could," "intend," "target," "project," "contemplates," "believes," "estimates," "predicts," "potential" or "continue" or the negatives of these terms or other similar expressions. These statements are based on the company's current beliefs and expectations. These forward-looking statements include statements regarding: Evoke’s plans for a successful 505(b)(2) NDA submission for Gimoti; the timing of announcement of the results of the PK study and the timing of the submission of the NDA to the FDA; Evoke’s belief that it has laid the necessary groundwork for potential approval of Gimoti; Evoke’s current resources being sufficient to allows Evoke to complete the PK study and submit the NDA; and Evoke’s belief that there is a large unmet need for an effective treatment for diabetic gastroparesis. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in Evoke's business, including, without limitation: risks associated with successfully initiating, conducting and receiving favorable results from the PK study; later developments with the FDA that may be inconsistent with the already completed pre-NDA meetings; the inherent risks of clinical development of Gimoti; Evoke is entirely dependent on the success of Gimoti, and Evoke cannot be certain that it will be able to submit an NDA for Gimoti or obtain regulatory approval for or successfully commercialize Gimoti; risks associated with manufacturing new formulations of Gimoti for use in the PK study; Evoke’s dependence on third parties for the manufacture of Gimoti; Evoke’s dependence on Spaulding Clinical Research to conduct the PK study; Evoke’s depending on Rho, Inc. to assist with the NDA submission for Gimoti; Evoke may require additional funding to complete the PK study and submit the NDA, and will require substantial additional funding to commercialize Gimoti, and may be unable to raise capital when needed, including to fund ongoing operations; and other risks detailed in Evoke's prior press releases and in the periodic reports it files with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Evoke undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

(Financial Statements to Follow)

Evoke Pharma, Inc.

Condensed Balance Sheet

	June 30, 2017	December 31, 2016
	(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$12,556,280	$9,007,071
Prepaid expenses	587,932	267,711
Other current assets	—	7,997
Total current assets	13,144,212	9,282,779
Other assets	11,551	11,551
Total assets	$13,155,763	$9,294,330

Liabilities and stockholders' equity
Current Liabilities:
Accounts payable and accrued expenses	$1,121,519	$478,223
Accrued compensation	757,492	933,450
Total current liabilities	1,879,011	1,411,673
Warrant liability	4,506,763	4,095,019
Total liabilities	6,385,774	5,506,692

Stockholders' equity:
Common stock	1,539	1,235
Additional paid-in capital	72,255,601	62,595,546
Accumulated deficit	(65,487,151)	(58,809,143)
Total stockholders' equity	6,769,989	3,787,638
Total liabilities and stockholders' equity	$13,155,763	$9,294,330

Evoke Pharma, Inc.

Condensed Statement of Operations
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30
	2017	2016	2017	2016
Operating expenses:
Research and development	$2,017,569	$2,095,149	$2,788,255	$4,110,225
General and administrative	871,979	802,655	2,081,549	1,940,408
Total operating expenses	2,889,548	2,897,804	4,869,804	6,050,633
Loss from operations	(2,889,548)	(2,897,804)	(4,869,804)	(6,050,633)
Other income (expense):
Interest income (expense), net	1,667	(72,694)	2,631	(145,274)
Change in fair value of warrant liability	1,261,912	—	(1,810,835)	—
Total other income (expense), net	1,263,579	(72,694)	(1,808,204)	(145,274)
Net loss	$(1,625,969)	$(2,970,498)	$(6,678,008)	$(6,195,907)
Net loss per share of common stock, basic	$(0.11)	$(0.41)	$(0.46)	$(0.86)
Net loss per share of common stock, diluted	$(0.19)	$(0.41)	$(0.55)	$(0.86)
Weighted-average shares used to compute basic net loss per share	15,343,325	7,217,577	14,435,818	7,192,791
Weighted-average shares used to compute diluted net loss per share	15,421,057	7,217,577	14,474,684	7,192,791